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Exhibit 10.1

                   Amendment to the 1994 Stock Incentive Plan

(a) To delete the present Article 4 and to substitute the following in its place:

4.   STOCK SUBJECT TO PLAN

     The total number of shares of Stock reserved and available for distribution under this Plan shall be 1.5 million. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Stock that have been optioned cease to be subject to option or if any shares subject to any Restricted Stock or Deferred Stock award granted hereunder are forfeited or such award otherwise terminates, those shares shall again be available for distribution in connection with future awards under this Plan.

     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under this Plan, in the number and option price of shares subject to outstanding Stock Options and Director Stock Options granted under this Plan, and in the number of shares subject to Restricted Stock or Deferred Stock awards granted under this Plan, in such manner as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

(b) To delete the present Article 5 and to substitute the following in its place:

5.   ELIGIBILITY

     5.1 Employees of the Company or its subsidiaries (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth, and/or profitability of the business of the Company or its Subsidiaries, are eligible to be granted Stock Options, Restricted Stock or Deferred Stock awards. The term "employee" is defined as any employee, employee-director, officer, consultant, or advisor, provided that bona fide services shall be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     5.2 Directors of the Company (other than directors who are also officers or employees of the Company or its Subsidiaries) are eligible to be granted Director Stock Options pursuant to Section 7 of the Plan.

     5.3 The optionees and participants under this Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award or grant to an optionee or participant.

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